EXHIBIT 14.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Northcore Technologies Inc.

Under date of March 20, 2012, we reported on the consolidated statement of financial position of Northcore Technologies Inc. as of December 31, 2011, December 31, 2010 and January 1, 2010  and the related consolidated statement of operations and comprehensive loss, shareholders’ equity and cash flows for the years ended December 31, 2011 and December 31, 2010, as included in the annual report on Form 20-F. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule as listed in Exhibit 14.2. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audit.

In our opinion, the financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

Chartered Accountants, Licensed Public Accountants
Toronto, Canada
March 30, 2012